EXHIBIT 10(b)20

           SUMMARY OF NON-EMPLOYEE DIRECTOR COMPENSATION ARRANGEMENTS

                              ALABAMA POWER COMPANY

            Only non-employee directors are compensated for service on the Board of Directors (the "Board") of Alabama Power Company (the "Company"). The pay components are as follows:

         o   Annual Cash Retainer Fee:    $25,000 for directors serving as
                                          Chair of a Board committee, and
                                          $22,000 for other directors

         o   Annual Stock Retainer Fee:   520 shares of common stock of The
                                          Southern Company

         o   Meeting Fees:                $1,800 for each Board meeting
                                          attended, and $1,200 for each
                                          committee meeting attended.

         At the election of the director, all or a portion of the cash retainer may be payable in common stock of The Southern Company, and all or a portion of total cash compensation may be deferred under the Deferred Compensation Plan and all of the stock retainer may be deferred under the Deferred Compensation Plan until membership on the Board is terminated. There is no pension plan for non-employee directors.